EXHIBIT 99.1

Havertys Provides COVID-19 Update

Atlanta, Georgia, March 17, 2020 – HAVERTYS (NYSE: HVT and HVT.A) announced today updates to its operating plans in response to the COVID-19 outbreak. Havertys will temporarily close its retail locations beginning March 19 until April 2, 2020. The warehouse and distribution operations will also be suspended for two weeks, with teams receiving products from vendors and making home deliveries thru March 21. The company will pay affected team members during these periods of operational pause. Havertys’ corporate office personnel are working remotely, and senior leadership is assessing business continuity plans during this national health emergency.
Clarence H. Smith, chairman, president and chief executive officer, said, “We believe it is our corporate responsibility and reflects our company’s values regarding our employees, customers, and communities to take these actions. Havertys was founded in 1885 and has weathered many difficult periods. Our financial strength, commitment and experience of our teams, and flexibility will serve us well during these uncertain times.”
About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 121 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company’s website havertys.com.

Safe Harbor
This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws.  Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Forward-looking statements are not guarantees of performance, and actual results or events may differ materially from those indicated as a result of various important factors that include, but are not limited to, those described in Part I, Item 1A, contained in our Annual Report on Form 10-K for the year ended December 31, 2019 under the heading “Risk Factors” and those described from time to time in our future reports filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. The Company assumes no obligation for updating any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact:

Havertys 404-443-2900
Jenny Hill Parker
SVP, finance and
  corporate secretary

SOURCE:  Havertys